Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Riot Blockchain, Inc. on Form S-8 (File No. 333-235355) of our report dated March 31, 2021, with respect to our audits of the consolidated financial statements of Riot Blockchain, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Riot Blockchain, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum llp

Los Angeles, CA

March 31, 2021